Exhibit 2.1

Execution Version

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”), dated as of April 13, 2020 (the “Amendment Execution Date”), is made and entered into by and between Devon Energy Production Company, L.P., an Oklahoma limited partnership (“Seller”), BKV Barnett, LLC, a Delaware limited liability company (“Buyer”), and, solely with respect to Sections 3.1(b), 3.2, 8.1, 8.2, 8.3, 8.4, 8.8, 9.17, 13.3 and 14.2(f) of the PSA, BKV Oil & Gas Capital Partners, L.P., a Delaware limited partnership (“BKVLP”). Seller and Buyer may be referred to collectively as the “Parties” or individually as a “Party.” Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the PSA (as hereinafter defined).

WHEREAS, Seller and Buyer have entered into, and desire to amend, that certain Purchase and Sale Agreement dated as of December 17, 2019 (as further amended, restated or supplemented from time to time, the “PSA”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Initial Deposit.  The Parties hereby acknowledge and agree that, (a) contemporaneously with the execution of the PSA, (i) the Parties and the Escrow Agent entered into the Escrow Agreement, and (ii) Buyer deposited on the Execution Date by wire transfer in same day funds with the Escrow Agent an amount equal to $70,000,000, and, (b) contemporaneously with the execution of this Amendment, the Parties will execute the joint written instructions attached hereto as Annex I and deliver such instructions to the Escrow Agent to transfer the Initial Deposit from the Escrow Agent to Seller which, upon such transfer to Seller, shall be disbursed or retained pursuant to the terms and conditions set forth in the PSA, as amended by this Amendment.

2.Amendment to the PSA.  Notwithstanding anything to the contrary in the PSA, including Section 9.5 of the PSA, the Parties agree that the following amendments to the PSA are made effective as of the Execution Date:

(a)	Exhibit A to the PSA is hereby deleted in its entirety and replaced with Exhibit A attached hereto.
(b)	Exhibit B to the PSA is hereby deleted in its entirety and replaced with Exhibit B attached hereto.
(c)	Exhibit G-1 to the PSA is hereby deleted in its entirety and replaced with Exhibit G-1 attached hereto.

(d)	Exhibit H-2 to the PSA is hereby deleted in its entirety and replaced with Exhibit H-2 attached hereto.
(e)	Exhibit I to the PSA is hereby deleted in its entirety and replaced with Exhibit I attached hereto.
(f)	Exhibit L-1 to the PSA is hereby deleted in its entirety and replaced with Exhibit L-1 attached hereto.
(g)	Exhibit L-3 to the PSA is hereby deleted in its entirety and replaced with Exhibit L-3 attached hereto.
(h)	Exhibit L-4 to the PSA is hereby deleted in its entirety and replaced with Exhibit L-4 attached hereto.
(i)	Exhibit L-5 to the PSA is hereby deleted in its entirety and replaced with Exhibit L-5 attached hereto.
(j)	Exhibit M to the PSA is hereby deleted in its entirety and replaced with Exhibit M attached hereto.
(k)	Exhibit N-1 to the PSA is hereby deleted in its entirety and replaced with Exhibit N-1 attached hereto.
(l)	Exhibit N-2 to the PSA is hereby deleted in its entirety and replaced with Exhibit N-2 attached hereto.
(m)	Exhibit O-1 to the PSA is hereby deleted in its entirety and replaced with Exhibit O-1 attached hereto.
(n)	Exhibit O-2 to the PSA is hereby deleted in its entirety and replaced with Exhibit O-2 attached hereto.
(o)	References to Exhibit U in the PSA are hereby deleted in their entirety and replaced with “Reserved”.
(p)	Schedule 3.1(b) attached hereto shall be added as a schedule to the PSA.
(q)	Schedule 7.7 to the PSA is hereby deleted in its entirety and replaced with Schedule 7.7 attached hereto.
(r)	Schedule 7.18 to the PSA is hereby deleted in its entirety and replaced with Schedule 7.18 attached hereto.
(s)	Schedule 9.6 to the PSA is hereby deleted in its entirety and replaced with Schedule 9.6 attached hereto.

(t)	Schedule 9.13 to the PSA is hereby deleted in its entirety and replaced with Schedule 9.13 attached hereto.
(u)	Schedule ABEC to the PSA is hereby deleted in its entirety and replaced with Schedule ABEC attached hereto.
(v)	Schedule I-2 to the PSA is hereby deleted in its entirety and replaced with Schedule I-2 attached hereto.
(w)	Schedule OM attached hereto shall be added as a schedule to the PSA.
(x)	All references to “Purchase Price” used in the provisions of the PSA are hereby deleted and replaced with “Cash Purchase Price” unless otherwise specified in this Amendment.
(y)	All references to “Adjusted Purchase Price” used in the provisions of the PSA are hereby deleted and replaced with “Adjusted Cash Purchase Price” unless otherwise specified in this Amendment.
(z)

All references to “the certificate delivered by Seller pursuant to Section 12.3(l)” and/or “Seller’s certificate to be delivered at Closing pursuant to Section 12.3(l)”, in each case, used in the provisions of the PSA are hereby deleted and are replaced with “the certificate delivered by Seller on the Amendment Execution Date”.

(aa)

Section 2.3(b) to the PSA shall be amended to delete the following parenthetical beginning on the seventh line of such provision “(including any Post-Closing Consent, Medium Consent or Required Consent)” and replace such parenthetical with the following: “(including any Post-Closing Consent or Required Consent)”.

(bb)	Section 3.1 to the PSA is hereby deleted in its entirety and replaced with the following:

“3.1Purchase Price and Earnout Amount.

(a)Purchase Price.  Subject to the terms and conditions set forth in this Agreement, the purchase price for the transfer of the Conveyed Interests and the transactions contemplated hereby shall be the sum of (i) $570,000,000.00 (the “Cash Purchase Price”), as adjusted pursuant to this Agreement, and (ii) the Earnout Amount, if any (the Earnout Amount, if any, together with the Cash Purchase Price, the “Purchase Price”). The Cash Purchase Price shall be payable by Buyer to Seller in accordance with this Agreement by wire transfer in immediately available funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer in the Preliminary Settlement Statement). The Earnout Amount, if payable, shall be paid pursuant to Section 3.1(b) below.

(b)Earnout Amount.

(i)First Earnout Payment.

(A)If the 2021 WTI Price equals or exceeds any of the thresholds set forth in Schedule 3.1(b) under the column titled “WTI Threshold” (each, a “WTI Threshold” and collectively the “WTI Thresholds”), Buyer and Buyer Parent shall together pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer no later than five (5) days prior to the 2021 Earnout Payment Date, no later than thirty (30) days following the applicable Determination Date (the “2021 Earnout Payment Date”), the amount set forth in Schedule 3.1(b) under the column titled “WTI Annual Earnout Amount” for the highest WTI Threshold satisfied by the 2021 WTI Price.

(B)If the 2021 Henry Hub Price equals or exceeds any of the thresholds set forth in Schedule 3.1(b) under the column title “Henry Hub Threshold” (each, a “Henry Hub Threshold” and collectively the “Henry Hub Thresholds”), Buyer and Buyer Parent shall together pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer no later than five (5) days prior to the 2021 Earnout Payment Date, on or before the 2021 Earnout Payment Date the amount set forth in Schedule 3.1(b) under the column titled “Henry Hub Annual Earnout Amount” for the highest Henry Hub Threshold satisfied by the 2021 Henry Hub Price.

(C)Any amounts described in Section 3.1(b)(i)(A) and Section 3.1(b)(i)(B) shall be collectively referred to as the “First Earnout Payment”.

(ii)Second Earnout Payment.

(A)If the 2022 WTI Price equals or exceeds any of the WTI Thresholds, Buyer and Buyer Parent shall together pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer no later than five (5) days prior to the 2022 Earnout Payment Date, no later than thirty (30) days following the applicable Determination Date (the “2022 Earnout Payment Date”), the amount set forth in Schedule 3.1(b) under the column titled “WTI Annual Earnout Amount” for the highest WTI Threshold satisfied by the 2022 WTI Price.

(B)If the 2022 Henry Hub Price equals or exceeds any of the Henry Hub Thresholds, Buyer and Buyer Parent shall together pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer no later than five (5) days prior to the 2022 Earnout Payment Date, on or before the 2022 Earnout Payment Date the amount set forth in Schedule 3.1(b) under the column titled “Henry Hub Annual Earnout Amount” for the highest Henry Hub Threshold satisfied by the 2022 Henry Hub Price.

(C)Any amounts described in Section 3.1(b)(ii)(A) and Section 3.1(b)(ii)(B) shall be collectively referred to as the “Second Earnout Payment”.

(iii)Third Earnout Payment.

(A)If the 2023 WTI Price equals or exceeds any of the WTI Thresholds, Buyer and Buyer Parent shall together pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer no later than five (5) days prior to the 2023 Earnout Payment Date, no later than thirty (30) days following the applicable Determination Date (the “2023 Earnout Payment Date”), the amount set forth in Schedule 3.1(b) under the column titled “WTI Annual Earnout Amount” for the highest WTI Threshold satisfied by the 2023 WTI Price.

(B)If the 2023 Henry Hub Price equals or exceeds any of the Henry Hub Thresholds, Buyer and Buyer Parent shall together pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer no later than five (5) days prior to the 2023 Earnout Payment Date, on or before the 2023 Earnout Payment Date the amount set forth in Schedule 3.1(b) under the column titled “Henry Hub Annual Earnout Amount” for the highest Henry Hub Threshold satisfied by the 2023 Henry Hub Price.

(C)Any amounts described in Section 3.1(b)(iii)(A) and Section 3.1(b)(iii)(B) shall be collectively referred to as the “Third Earnout Payment”.

(iv)Fourth Earnout Payment.

(A)If the 2024 WTI Price equals or exceeds any of the WTI Thresholds, Buyer and Buyer Parent shall together pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer no later than five (5) days prior to the 2024 Earnout Payment Date, no later than thirty (30) days following the applicable Determination Date (the “2024 Earnout Payment Date”), the amount set forth in Schedule 3.1(b) under the column titled (y) “WTI Annual Earnout Amount” for the highest WTI Threshold satisfied by the 2024 WTI Price.

(B)If the 2024 Henry Hub Price equals or exceeds any of the Henry Hub Thresholds, Buyer and Buyer Parent shall together pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer no later than five (5) days prior to the 2024 Earnout Payment Date, on or before the 2024 Earnout Payment Date the amount set forth in Schedule 3.1(b) under the column titled “Henry Hub Annual Earnout Amount” for the highest Henry Hub Threshold satisfied by the 2024 Henry Hub Price.

(C)Any amounts described in Section 3.1(b)(iv)(A) and Section 3.1(b)(iv)(B) shall be collectively referred to as the “Fourth Earnout Payment”.

(v)Notwithstanding anything in this Agreement to the contrary, if any index or publisher used or referenced in calculating any Earnout Payment ceases to exist at any time on or prior to the final Determination Date, the Parties will promptly negotiate (in good faith) to identify and mutually agree upon a replacement index or publisher, as applicable, for the applicable Determination Date(s).”

(cc)	Section 3.2 to the PSA is hereby deleted in its entirety and replaced with the following:

“3.2Deposit.

(a)Initial Deposit. Contemporaneously with the execution of this Agreement, (a) the Parties and the Escrow Agent are entering into the Escrow Agreement, and (b) Buyer is depositing on the Execution Date by wire transfer in same day funds with the Escrow Agent an amount equal to $70,000,000 (such amount, including all interest earned thereon, the “Initial Deposit”).  Prior to Closing, the Parties may, by delivering executed joint written instructions to the Escrow Agent, transfer the Initial Deposit to Seller to thereafter be held or disbursed, as applicable, in accordance with the terms of this Agreement.

(b)Additional Deposit. In connection with the applicable rights and obligations of the Parties under this Section 3.2(b) and Section 14.1, on or before April 30, 2020 (the “Additional Deposit Deadline”), Buyer and Buyer Parent shall together deliver to Seller, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer at least five days in advance of the Additional Deposit Deadline, an amount equal to $100,000,000 (such amount, including all interest earned thereon, the “Additional Deposit”).  If the Additional Deposit is not delivered to Seller by the Additional Deposit Deadline, Seller shall have the rights and remedies set forth in this Agreement in Sections 14.1(g) and 14.2(f).  The Additional Deposit, together with the Initial Deposit for an aggregate amount of $170,000,000 (plus all interest earned thereon), shall constitute the “Deposit” and shall be held pursuant to the terms of this Agreement.

(c)Disbursement of the Deposit. If Closing occurs, the Deposit shall be retained by Seller and applied toward the Adjusted Cash Purchase Price at Closing. Otherwise, the Deposit shall be handled in accordance with Section 14.2.”

(dd)	Section 3.3 of the PSA shall be amended to delete the first sentence thereof and replace such sentence with the following:

“3.3Adjustment to the Cash Purchase Price.  The Cash Purchase Price shall be adjusted as follows (without duplication), and the resulting amount shall be in this Agreement called the “Adjusted Cash Purchase Price”:”.

(ee)	Section 3.3(b)(v) of the PSA shall be amended to delete the reference to “5.5(b)(ii)”.
(ff)	Section 3.8 of the PSA is hereby deleted in its entirety and replaced with the following:

“3.8Allocated Values.  Solely for the purposes of determining the value of Conveyed Interests in connection with any Title Defect, Environmental Defect, Preferential Purchase Right, Required Consent, Casualty Loss and/or breach of Special Warranty under this Agreement, Buyer and Seller have allocated the Purchase Price among (a) the Leases set forth on Exhibit A, (b) the Wells set forth on Exhibit B, (c) the Conveyed Interests identified on Schedule I-2 and (d) the Conveyed Interests identified on Schedule I-3, as set forth in this Section 3.8.  The “Allocated Value” at any particular date of determination for (i) each (A) Lease set forth on Exhibit A and (B) each Well set forth on Exhibit B, shall be equal to the sum of (1) the portion of the Cash Purchase Price attributable to such Lease set forth on Exhibit A or such Well set forth on Exhibit B, as applicable, under the column titled “Allocated Value” on Exhibit A for such Lease or Exhibit B for such Well, as applicable, plus (2) the product of (y) the Earnout Amount actually paid by Buyer as of such date of determination multiplied by (z) the percentage listed under the column titled “% of Earnout Amount, to the extent paid by Buyer” for such Lease set forth on Exhibit A or such Well set forth on Exhibit B, as applicable, and (ii) each Conveyed Interest identified on Schedule I-2 or Schedule I-3, shall be equal to the portion of the Cash Purchase Price attributable to such Conveyed Interest identified on (A) Schedule I-2 under the column titled “Allocated Value” on Schedule I-2 for such Conveyed Interest or (B) Schedule I-3 under the column titled “Amount” on Schedule I-3 for such Conveyed Interest.  Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith, including in notices to holders of Preferential Purchase Rights. Seller, however, makes no representations or warranties as to the accuracy of such value or allocation.”

(gg)	Section 5.1 of the PSA is hereby deleted in its entirety and replaced with the following:

“5.1General Disclaimer of Title Warranties and Representations.  Except as and to the limited extent expressly represented otherwise in Sections 7.9, 7.14, 7.15, 7.17, 7.19(a), 7.20, 7.25, 7.26, 7.31 or 7.32, the certificate delivered by Seller on the Amendment Execution Date (solely to the extent relating to Sections 7.9, 7.14, 7.15, 7.17, 7.19(a), 7.20, 7.25, 7.26, 7.31 or 7.32) or the Special Warranty set forth in the Assignments and Deeds and without limiting Buyer’s remedies for Title Defects set forth in this Article V, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Conveyed Interests, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to Seller’s title to any of the Conveyed Interests shall be (a) as set forth in Section 5.3, (b) pursuant to the Special Warranty set forth in the Assignments and Deeds in compliance with Section 5.2 below and as may otherwise be limited by this Agreement and (c) as set forth in Sections 7.9, 7.14, 7.15, 7.17, 7.19(a), 7.20, 7.25, 7.26, 7.31 or 7.32 and the certificate delivered by Seller on the Amendment Execution Date (solely to the extent relating to Sections 7.9, 7.14, 7.15, 7.17, 7.19(a), 7.20, 7.25, 7.26, 7.31 or 7.32).”

(hh)

Section 5.3(i) of the PSA shall be amended to delete, in each case, the reference to “one percent (1%) of the unadjusted Purchase Price” and replace such with “one percent (1%) of the Original Purchase Price”.

(ii)	The following language shall be added as Section 5.5(a)(iv) of the PSA:

“(iv)Notwithstanding anything to the contrary set forth in Section 5.5(a)(iii), if Buyer elects to change the Scheduled Closing Date consistent with the terms and conditions set forth in Section 12.1, and, as of the Closing, (A) the time period for exercising any Preferential Purchase Right has not expired without exercise by the holder thereof prior to the Closing (and such Preferential Purchase Right has not been waived in writing by the holder thereof) and (B) there is no pending or threatened dispute, disagreement or Proceeding with respect to any matter related to such Preferential Purchase Right, then, the Conveyed Interests that are subject to such Preferential Purchase Right shall be sold to Buyer at Closing pursuant to the provisions of this Agreement, and Buyer shall be solely responsible for complying with the terms of such Preferential Purchase Right and shall be entitled to the proceeds, if any, associated with the exercise of such Preferential Purchase Right by the applicable holder thereof.”

(jj)	Section 5.5(b)(ii) of the PSA is hereby deleted in its entirety and replaced with the following: “Reserved.”
(kk)	Sections 5.5(b)(iii) and 5.5(b)(iv) of the PSA are hereby deleted in their entirety and replaced with the following:

“(iii)Prior to Closing, other than Post-Closing Consents (and subject to and except as otherwise provided in Section 9.3), and, with respect to any Required Consents that are excluded at Closing pursuant to this Section 5.5, for a period of 180 days after Closing, Seller and Buyer shall use their respective commercially reasonable efforts to obtain all Consents listed on Schedule 7.4 (and any Consent that is not set forth on Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date); provided, however, that neither Party shall be required to expend any monies or undertake any obligations (other than requesting such Consents) in order to obtain any such Consent (other than any ordinary course transfer fees expressly set forth in the underlying instrument, which transfer fees are described on Schedule 5.5(b)(iii) (which shall be borne by Buyer)). Subject to the foregoing, Buyer agrees to cooperate in good faith with Seller to provide Seller with any information or documentation that may be reasonably requested in writing by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents, if, and to the extent, such requested information or documentation is in Buyer’s or any of its Affiliates’ possession or control and is not subject to any confidentiality and/or non-disclosure restrictions prohibiting or restricting Buyer’s disclosure thereof.

(iv)Other than Post-Closing Consents, Required Consents or the FCC Consents, if Seller fails to obtain a Consent, and as of such date, there is no pending or threatened dispute, disagreement or Proceeding with respect to any matter related to such Consent and such Consent has not been denied in writing, then the Conveyed Interest(s) (or portion(s) thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Conveyed Interests and Buyer shall have no claim against Seller and hereby releases and indemnifies the Seller Indemnified Parties from any Liability to the extent arising from the failure to obtain such Consent.”

(ll)	The following language shall be added as Section 5.5(e) of the PSA:

“(e)Notwithstanding anything in this Agreement to the contrary, with respect to (i) each Consent set forth on Schedule 7.4 (other than, for purposes of clarity, the Post-Closing Consents or FCC Consents) and (ii) each Preferential Purchase Right set forth on Schedule 7.9 to the extent related to any of the Conveyed Interests set forth on Schedule I-3, in each case of (i) and (ii), Buyer acknowledges that Consent requests and notices to only such Preferential Purchase Right holders, as applicable, will not be resent after the Amendment Execution Date and Buyer shall have no claim against, and hereby releases and indemnifies, the Seller Indemnified Parties from any Liability relating to such Consents or such Preferential Purchase Rights, as applicable, to the extent arising from the failure of the Parties to consummate Closing on the Original Scheduled Closing Date.”

(mm)

Section 6.1(e) of the PSA shall be amended to delete, in each case, the reference to “one percent (1%) of the unadjusted Purchase Price” and replace such with “one percent (1%) of the Original Purchase Price”.

(nn)	The lead-in paragraph of Article VII of the PSA is hereby deleted in its entirety and replaced with the following:

“Seller represents and warrants (and with respect to any Subject Property that is not operated by Seller, Seller represents and warrants to Seller’s Knowledge) to Buyer, (a) with respect to all Conveyed Interests other than the Other Working Interest Owner Interests, as of the Execution Date and the Amendment Execution Date, and (b) with respect to the Other Working Interest Owner Interests if acquired by Seller prior to the Amendment Execution Date, as of the Other Working Interest Owner Acquisition Date and the Amendment Execution Date, in each case of (a) and (b), as follows:”

(oo)	The lead-in paragraph of Article VIII of the PSA is hereby deleted in its entirety and replaced with the following:

“Buyer represents and warrants to Seller, as of the Execution Date, the Amendment Execution Date and the Closing Date, as follows (solely with respect to Buyer), and solely with respect to Sections 8.1, 8.2, 8.3, 8.4 and 8.8, Buyer Parent represents and warrants to Seller, as of the Amendment Execution Date and the Closing Date, as follows:”

(pp)	Sections 8.1 through 8.4 of the PSA are hereby deleted in their entity and replaced with the following:

“8.1Organization, Existence and Qualification.

(a)Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(b)As of the Amendment Execution Date and, only if the Corporatization Transaction does not occur prior to the Closing Date, the Closing Date, Buyer Parent is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. As of the Amendment Execution Date and, only if the Corporatization Transaction does not occur before the Closing Date, the Closing Date, Buyer Parent is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(c)If the Corporatization Transaction occurs prior to the Closing Date, as of the Closing Date, Buyer Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. If the Corporatization Transaction occurs prior to the Closing Date, as of the Closing Date, Buyer Parent is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.2Authorization, Approval and Enforceability.

(a)Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)As of the Amendment Execution Date and the Closing Date, Buyer Parent has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. As of the Amendment Execution Date and the Closing Date, the execution, delivery, and performance by Buyer Parent of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary limited partnership or corporate action, as applicable, on the part of Buyer Parent. As of the Amendment Execution Date and the Closing Date, this Agreement is, and the Transaction Documents to which Buyer Parent is a party, when executed and delivered by Buyer Parent, will be the valid and binding obligations of Buyer Parent and enforceable against Buyer Parent in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8.3No Conflict. The execution, delivery, and performance by each of Buyer and Buyer Parent of this Agreement and the Transaction Documents to which Buyer or Buyer Parent is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer or Buyer Parent, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any of their respective property may be bound or (c) violate any Law applicable to Buyer, Buyer Parent or any of their respective property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer or Buyer Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.4Consents. Except for Post-Closing Consents and Regulatory Approvals, there are no consents or other restrictions on assignment, including requirements for consents from any Third Party or any Governmental Authority to any assignment, in each case, that Buyer or Buyer Parent is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer or Buyer Parent.”

(qq)	Section 8.8 of the PSA is hereby deleted in its entirety and replaced with the following:

“8.8Financing. Buyer shall have, (a) as of the Additional Deposit Deadline, access to sufficient cash in immediately available funds with which to pay the Additional Deposit; (b) as of the Scheduled Closing Date and at Closing, access to sufficient cash in immediately available funds with which to (i) pay the Closing Payment due at Closing, (ii) consummate the transactions contemplated by this Agreement and (iii) perform its obligations under this Agreement and the Transaction Documents (except for and excluding those obligations set forth in clause (c) of this Section 8.8); and (c) as of each Earnout Payment Date, access to sufficient cash in immediately available funds with which to pay such Earnout Payment.”

(rr)	The second sentence of Section 9.3(a) of the PSA is hereby deleted in its entirety and replaced with the following:

“On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Governmental Bonds to the extent such replacements are necessary (i) for Buyer’s ownership or operation of the Conveyed Interests, and (ii) to permit the cancellation of the Governmental Bonds posted by Seller and/or any Affiliate of Seller with respect to the Conveyed Interests at Closing.”

(ss)	The first sentence of Section 9.3(c) of the PSA is hereby deleted in its entirety and replaced with the following:

“In the event that (i) subject to, and without limitation of Section 9.3(b), any counterparty to any such Credit Support or any Designated Midstream Contract does not release Seller or any of its Affiliates from all of their obligations under such Credit Support or such Designated Midstream Contract (which failure or refusal by any such counterparty to release Seller or any of its Affiliates from any of their obligations under such Credit Support or such Designated Midstream Contract is not caused by, related to or the result of any action or inaction by or on behalf of Seller or any of its Affiliates (other than the failure by Seller or any of its Affiliates to agree to any obligations or to provide or continue any guarantees, performance bonds, letters of credit, escrow accounts or other financial assurance which, for the avoidance of doubt, neither Seller nor its Affiliates shall be required to do)), or (ii) any Governmental Authority does not permit the cancellation of any Governmental Bond posted by Seller and/or any Affiliate of Seller with respect to the Conveyed Interests (which refusal by any such Governmental Authority to permit the cancellation of any such Governmental Bond is not caused by, related to or the result of any action or inaction by or on behalf of Seller or any of its Affiliates (other than the failure by Seller or any of its Affiliates to agree to any obligations or to provide or continue any guarantees, performance bonds, letters of credit, escrow accounts or other financial assurance which, for the avoidance of doubt, neither Seller nor its Affiliates shall be required to do)), then, in each case, from and after Closing, Buyer shall indemnify Seller or any applicable Affiliate of Seller, as applicable, against all amounts incurred by Seller or any Affiliate of Seller, as applicable, under such Credit Support, such Designated Midstream Contract or such Governmental Bond (and all costs incurred in connection with such Credit Support, such Designated Midstream Contract or such Governmental Bond) if applicable to the Conveyed Interests acquired by Buyer.”

(tt)	Section 9.13 of the PSA shall be deleted in its entirety and replaced with the following:

“9.13NAESB Base Contracts.  Buyer shall use, and shall cause Concord, as applicable, to use, commercially reasonable efforts to negotiate with the counterparties set forth on Schedule 9.13 to enter into a NAESB Base Contract for the Sale and Purchase of Natural Gas prior to Closing on terms mutually agreed to by the Parties; provided, however, that, subject to Section 9.3(b), Buyer’s or Concord’s, as applicable, commercially reasonable efforts shall not include the obligation to expend any monies or undertake any obligations (other than the obligation to negotiate with such counterparties).”

(uu)	The following language shall be added as Section 9.16 of the PSA:

“9.16Gulf South Firm Transportation Agreement and Southern Company Confirmations.

(a)On or prior to May 30, 2020, the Parties shall (i) execute and file with FERC the Joint Petition for Temporary Waiver of Capacity Release Regulations and Policies and (ii) thereafter, execute and/or deliver, or shall cause to be executed and/or delivered, any information, documentation or otherwise, and shall take such other actions, as may be requested by FERC or the other Party related to such joint petition to obtain the requested waivers on or prior to Closing.

(b)Notwithstanding anything in this Agreement to the contrary and without limiting or modifying the Parties obligations set forth in Section 13.1(a) or Section 13.1(b), in the event FERC does not grant the waivers requested pursuant to the Joint Petition for Temporary Waiver of Capacity Release Regulations and Policies on or prior to the date that is fifteen days before the Scheduled Closing Date, the Parties hereby agree that the assignment of the Gulf South Firm Transportation Agreement from Seller to Buyer will occur on the date on which the Transition Services Agreement terminates in accordance with its terms (the “Subsequent Conveyance Date”).  To the extent FERC does not grant the waivers requested pursuant to the Joint Petition for Temporary Waiver of Capacity Release Regulations and Policies on or prior to the date that is fifteen days before the Scheduled Closing Date, Buyer hereby agrees to comply with all FERC capacity release requirements to facilitate the transactions contemplated by this Section 9.16.  Following the Subsequent Conveyance Date, the Gulf South Firm Transportation Agreement will be deemed to automatically transfer to Buyer pursuant to the terms and conditions set forth in the Assignments.  Except as otherwise set forth in this Section 9.16(b) and subject to any agency agreement executed by the Parties or any Third Party pursuant to the terms and conditions set forth in the Transition Services Agreement, the Gulf South Firm Transportation Agreement will be treated as a “Conveyed Interest” under this Agreement from and after Closing.

(c)Notwithstanding anything in this Agreement to the contrary and without limiting or modifying the Parties obligations set forth in Section 13.1(a) or Section 13.1(b), the Parties hereby agree that the novation of the Southern Company Confirmations from Seller to Concord Energy, LLC (“Concord”) (as marketing agent for Buyer) will occur on the Subsequent Conveyance Date and Seller shall use commercially reasonable efforts to effectuate such novation as of such date.  Except as otherwise set forth in this Section 9.16(c), the Southern Company Confirmation will be treated as a “Conveyed Interest” under this Agreement from and after Closing.”

(vv)	The following language shall be added as Section 9.17 of the PSA:

“9.17Certain Buyer Parent Restrictions and Obligations.

(a)From and after the Amendment Execution Date until the Additional Deposit Deadline, Buyer Parent shall continue to own and control, directly or indirectly, all of the assets and interests which are directly or indirectly owned or controlled by BKVLP as of the Amendment Execution Date.

(b)From and after the Amendment Execution Date until the 2024 Earnout Payment Date, Buyer Parent will maintain sufficient credit or other capital resources to fund the obligations under this Agreement, including the payment of the Additional Deposit pursuant to Section 3.2(b) and the Earnout Payments, if applicable, pursuant to Section 3.1(b), and Buyer Parent will provide Seller audited year-end financial statements (prepared in accordance with GAAP) evidencing such sufficient credit or capital resources of Buyer Parent on an annual basis within ninety (90) days after the end of the applicable calendar year; provided however, Seller agrees to keep such financial statements confidential and such financial statements shall be provided to Seller subject to a mutually acceptable confidentiality agreement executed by the Parties.

(c)Simultaneously with the Corporatization Transaction, BKVLP shall cause BKVCorp to execute and deliver to Seller an assumption agreement in form reasonably acceptable to and enforceable by Seller (the “BKVCorp Assumption”) pursuant to which BKVCorp acknowledges and agrees that it is bound by all of BKVLP’s obligations under this Agreement.”

(ww)	The following language shall be added as Section 9.18 of the PSA:

“9.18Transition Services Agreement. The Parties hereby agree that the Transition Services Agreement to be executed and delivered at Closing pursuant to Section 12.3(t) shall (a) have a term no longer than three calendar months following the Closing Date, (b) be limited to accounting, marketing, tax matters and information system services, in each case, to be further defined therein and (c) include covenants whereby the Parties agree to act in good faith to execute and deliver at Closing agency agreements or any other similar agreement as may be necessary or required to perform the marketing services pursuant to the terms and conditions set forth in the Transition Services Agreement.”

(xx)	The following language shall be added as Section 9.19 of the PSA:

“Section 9.19.Other Matters.  The provisions of Section 1 of Schedule OM are incorporated herein by reference.”.

(yy)	Sections 10.1, 10.2, 10.3, 10.4 and 10.6 are each hereby deleted in their entirety and replaced with “Reserved.”.
(zz)	Sections 11.1 and 11.2 of the PSA shall be deleted in their entirety and replaced with the following:

“11.1Representations.  The representations and warranties of (a) Buyer set forth in Article VIII and (b) Buyer Parent set forth in Sections 8.1, 8.2, 8.3 and 8.4, in each case of (a) and (b), (i) that are qualified by materiality qualifiers shall be true and correct in all respects (such qualifiers by their terms shall be applicable for purposes of this Section 11.1), and (ii) that are not qualified by materiality qualifiers shall be true and correct in all material respects, in each case, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

11.2Performance.  (a) Buyer shall have performed or complied with all material obligations, agreements, and covenants contained in this Agreement in all material respects as to which performance or compliance by Buyer is required prior to or at the Closing Date and (b) Buyer Parent shall have performed or complied with Section 9.17 in all material respects prior to the Closing Date.”

(aaa)	Section 11.4 of the PSA shall be amended to delete the reference to “20% of the unadjusted Purchase Price” and replace such with “20% of the Original Purchase Price”.
(bbb)	Section 12.1 of the PSA is hereby deleted in its entirety and replaced with the following:

“12.1Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Conveyed Interests pursuant to this Agreement (the “Closing”) shall occur on (a) December 31, 2020, (b) an earlier date elected by Buyer in writing and delivered to Seller no later than forty-five days prior to such elected date, or (c) such other date as Buyer and Seller may agree upon in writing (such date, the “Scheduled Closing Date”).  For the avoidance of doubt, if Buyer does not so notify Seller of such elected date in connection with clause (b) above in compliance therewith, the Scheduled Closing Date shall be December 31, 2020 (unless Buyer and Seller agree otherwise in writing pursuant to clause (c) above).  If Section 9.19(c) applies, subject to the conditions stated in this Agreement, Closing shall occur on the Extension Date.  The date on which the Closing actually occurs shall be the “Closing Date.”

(ccc)	Sections 12.3(h) and 12.3(l) of the PSA are each hereby deleted in their entirety and replaced with “Reserved;”
(ddd)	Section 12.3(m) of the PSA is hereby deleted in its entirety and replaced with the following:

“(m)(i) an authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled (solely as to Buyer) and, if applicable, any exceptions to such conditions that have been waived by Seller and (ii) an authorized officer of Buyer Parent shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled (solely as to Buyer Parent) and, if applicable, any exceptions to such conditions that have been waived by Seller;”

(eee)	Section 12.3(q) of the PSA is hereby deleted in its entirety and replaced with the following:
“(q)	the provisions of Section 2 of Schedule OM are incorporated herein by reference.”.

(fff)	Section 12.3(v) of the PSA is hereby deleted in its entirety and replaced with the following:
“(v)	the provisions of Section 3 of Schedule OM are incorporated herein by reference.”.
(ggg)	Clause (a) of Section 13.2 of the PSA is hereby deleted in its entirety and replaced with the following:
“(a)	any breach or inaccuracy of any representation or warranty made by Seller in Article VII or in the certificate delivered by Seller on the Amendment Execution Date;”
(hhh)	Section 13.3 of the PSA is hereby deleted in its entirety and replaced with the following:

“13.3Indemnities of Buyer.  Effective as of Closing, Buyer and Buyer Parent (solely with respect to the provisions set forth in Sections 3.1(b), 8.1, 8.2, 8.3, 8.4, 8.8 and 9.17), shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and other Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, without duplication, whether or not relating to Third Party Claims or incurred in asserting, preserving or enforcing any of their respective rights hereunder arising from or based upon:

(a)any breach or inaccuracy of any representation or warranty made by Buyer in Article VIII or Buyer Parent (solely with respect to Sections 8.1, 8.2, 8.3 and 8.4) or in the certificates delivered by Buyer and Buyer Parent pursuant to Section 12.3(m);

(b)any breach, nonfulfillment of or failure to perform by or on behalf of Buyer, Buyer Parent (solely with respect to Sections 3.1(b) and 9.17) or any of their Affiliates of any of Buyer’s or Buyer Parent’s (solely with respect to Sections 3.1(b) and 9.17) covenants or agreements under this Agreement; or

(c)the Assumed Obligations.”

(iii)	Sections 13.4(b) and 13.4(c) of the PSA are hereby deleted in their entirety and replaced with following:

“(b)Notwithstanding anything in this Agreement to the contrary, except with respect to Seller’s Liability for indemnity obligations with respect to any breach or inaccuracy of any of its Specified Representations or the Other Representations, Seller shall not be required to indemnify Buyer under Section 13.2(a) for aggregate Liabilities in excess of an amount equal to 25% of the aggregate unadjusted Purchase Price paid by Buyer (or, if applicable, Buyer Parent) as of the applicable date of determination, or, in the event Seller does not acquire the Other Working Interest Owner Interests prior to the Closing Date in accordance with Section 9.14, an amount equal to 25% of the aggregate unadjusted Purchase Price paid by Buyer (or, if applicable, Buyer Parent) as of the applicable date of determination less the Allocated Other Working Interest Owner Amount; provided, however, that the limitations set forth in this Section 13.4(b) shall not apply to any Liability (or Seller’s related indemnity obligations) arising out of, or based upon, Fraud.

(c)Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to indemnify Buyer under this Agreement for aggregate Liabilities in excess of an amount equal to 100% of the aggregate unadjusted Purchase Price paid by Buyer (or, if applicable, Buyer Parent) as of the applicable date of determination, or, in the event Seller does not acquire the Other Working Interest Owner Interests prior to the Closing Date in accordance with Section 9.14, an amount equal to 100% of the aggregate unadjusted Purchase Price paid by Buyer (or, if applicable, Buyer Parent) as of the applicable date of determination less the Allocated Other Working Interest Owner Amount; provided, however, that the limitations set forth in this Section 13.4(c) shall not apply to any Liability (or Seller’s related indemnity obligations) arising out of, or based upon, Fraud.”

(jjj)	Section 13.6 of the PSA is hereby deleted in its entirety and replaced with the following:

“13.6.Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, except in the case of Fraud, from and after Closing, Sections 4.1(c), 4.1(d), 5.5(b), 5.5(c), 5.5(e), 9.3, 9.15, 13.2 and 13.3, the Special Warranty set forth in the Assignments and Deeds (as, and to the extent, limited by Section 5.2(b)), and the covenants that are to be performed after Closing by the express terms thereof (and the Parties’ respective rights and remedies related thereto) contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except in the case of Fraud or as specified in Sections 4.1(c), 4.1(d), 5.5(b), 5.5(c), 5.5(e), 9.3, 9.15, 13.2 and 13.3, as applicable, and the Special Warranty in the Assignments and Deeds, as applicable (as, and to the extent, limited by Section 5.2(b)), effective as of Closing, each Party, on its own behalf and on behalf of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, hereby releases, remises and forever discharges the other Party and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents, advisors, and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which such Party or its Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Conveyed Interests or the Subject Properties prior to Closing or the condition, quality, status or nature of any of the Conveyed Interests or the Subject Properties prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by such Party or any of its Affiliates (except as provided in Section 5.4).”

(kkk)	The first sentence of Section 13.7 of the PSA is hereby deleted in its entirety and replaced with the following:

“13.7Indemnification Procedures.  All claims for indemnification under Sections 4.1(c), 5.5(b), 5.5(c), 5.5(e), 9.3, 9.15, 13.2 and 13.3 shall be asserted and resolved as follows:”

(lll)	Section 13.7(b) of the PSA is hereby deleted in its entirety and replaced with the following:

“(b)To make a claim for indemnification under Sections 4.1(c), 5.5(b), 5.5(c), 5.5(e), 9.3, 9.15, 13.2 or 13.3, an Indemnified Party shall promptly notify the Indemnifying Party in writing of its claim under this Section 13.7, including, the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Sections 4.1(c), 5.5(b), 5.5(c), 5.5(e), 9.3, 9.15, 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.”

(mmm)	Section 14.1 of the PSA is hereby deleted in its entirety and replaced with the following:

“14.1Right of Termination.  This Agreement and the transactions contemplated in this Agreement may be terminated at any time prior to Closing by delivery of written notice to the other Party:

(a)by the mutual prior written consent of Seller and Buyer;

(b)Reserved;

(c)by Seller, at Seller’s option, if Closing does not occur on the Scheduled Closing Date (unless Section 9.19(c) applies, in which case on the Extension Date) other than as a result of Seller’s failure to satisfy the condition set forth in Section 10.5, which, if not timely cured by Seller (or otherwise waived in writing by Buyer) would give Buyer the right to terminate this Agreement pursuant to Section 14.1(d).  For the avoidance of doubt, if the other requirements of Buyer specified in Section 14.1(d)(ii) and Section 14.1(d)(iii) below are not satisfied, Seller may terminate this Agreement pursuant to this Section 14.1(c);

(d)by Buyer, at Buyer’s option, if (i) the condition set forth in Section 10.5 is not satisfied by Seller (or waived in writing by Buyer) as of the Scheduled Closing Date (unless Section 9.19(c) applies, in which case as of the Extension Date) and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of Section 12.3), such condition remains unsatisfied for a period of ten Business Days after Seller’s receipt of written notice thereof from Buyer, (ii) as of the Scheduled Closing Date (unless Section 9.19(c) applies, in which case as of the Extension Date), the conditions set forth in Article XI have been satisfied or waived by Seller (with respect to Section 11.6, for the avoidance of doubt, subject to Section 9.10(b)), and (iii) as of the Scheduled Closing Date (unless Section 9.19(c) applies, in which case as of the Extension Date), Buyer is ready, willing and able (subject to obtaining or satisfying the Regulatory Approvals) to perform all of its agreements contained herein which are to be performed or observed by Buyer at or in connection with the Closing (including, for the avoidance of doubt, delivery of the Closing Payment in accordance with Section 12.3(g)); provided, however, that notwithstanding the foregoing, Buyer shall not have the right to terminate under this Section 14.1(d) if Seller has the right to terminate under Section 14.1(e) or Section 14.1(h);

(e)by either Seller or Buyer if (i) any Governmental Authority shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) CFIUS has informed Seller in a final decision at the end of the investigation time period allowed under the DPA that there is no mitigation that will resolve the identified national security risk associated with the transactions contemplated by this Agreement;

(f)by Seller if the condition set forth in Section 11.4 is not satisfied as of the Scheduled Closing Date (unless Section 9.19(c) applies, in which case as of the Extension Date);

(g)by Seller if the Additional Deposit is not delivered to Seller as of the Additional Deposit Deadline;

(h)the provisions of Section 4 of Schedule OM are incorporated herein by reference;

provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to Sections 14.1(d) above if Buyer or its Affiliates are, at such time, in breach of this Agreement such that the conditions set forth in Section 11.1 or Section 11.2 are not satisfied.”

(nnn)	Section 14.2 of the PSA is hereby deleted in its entirety and replaced with the following:

“14.2Effect of Termination.

(a)If this Agreement, including the obligation to close the transactions contemplated hereby, is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Article I, Sections 3.2(b), 4.1(c) through 4.1(e), 4.2, 4.3, 8.8, 9.6(a), 9.15, 13.9, this Section 14.2, Section 14.3, Article XV (other than Sections 15.2(a) through (g), 15.7, 15.8, 15.16, and 15.18) and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no Liability or obligation hereunder.

(b)If Seller has the right to terminate this Agreement pursuant to Section 14.1(c), then, in such event, Seller shall have the right to, at its option, as Seller’s sole and exclusive remedy, terminate this Agreement pursuant to Section 14.1(c) and retain the Deposit as liquidated damages and not as a penalty for such termination, free and clear of any claims thereon by Buyer or any of its Affiliates, and thereafter, all other rights, remedies and obligations of any Party arising under this Agreement (except for the provisions that survive pursuant to Section 14.2(a), which shall remain in full force and effect) are hereby expressly waived by the Parties. THE PARTIES ACKNOWLEDGE AND AGREE THAT (x) SELLER’S ACTUAL DAMAGES RESULTING FROM A TERMINATION UNDER SECTION 14.1(c) MAY BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (y) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WOULD BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN THIS SECTION 14.2(b) AND (z) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

(c)If Buyer has the right to terminate this Agreement pursuant to Section 14.1(d), then, in any such event, Buyer shall have the right, at its option, to (i) in lieu of terminating this Agreement, obtain all remedies available at law or in equity, including specific performance by Seller or (ii) terminate this Agreement by written notice to Seller and Seller shall, within two (2) Business Days of the date of such termination, disburse the Deposit to Buyer, free and clear of any claims thereon by, through or under Seller or any of its Affiliates, and thereafter, all other rights, remedies and obligations of any Party arising under this Agreement (except for the provisions that survive pursuant to Section 14.2(a), which shall remain in full force and effect) are hereby expressly waived by the Parties. Seller hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to specifically enforce the terms and provisions of this Agreement pursuant to this Section 14.2(c). Buyer shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement pursuant to this Section 14.2(c).

(d)Without limitation of any of Seller’s rights or remedies under Section 14.2(b) above, in the event that (i) this Agreement is terminated under Section 14.1 (except pursuant to Section 14.1(g)) and (ii) (y) Buyer is not entitled to the disbursement of the Deposit under Section 14.2(c) or (z) Seller is not entitled to retain (1) the Deposit under Section 14.2(b) or Section 14.2(g) or (2) the CFIUS Termination Fee under Section 14.2(e), then Seller shall be entitled, as its sole and exclusive remedy, to retain the Deposit, as liquidated damages and not as a penalty for such termination, free and clear of any claims thereon by, through or under Buyer or any of its Affiliates.  THE PARTIES ACKNOWLEDGE AND AGREE THAT (A) SELLER’S ACTUAL DAMAGES RESULTING FROM A TERMINATION DESCRIBED IN THE FIRST SENTENCE OF THIS SECTION 14.2(d), MAY BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (B) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WOULD BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN THIS SECTION 14.2(d) AND (C) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

(e)If Seller or Buyer terminates this Agreement pursuant to Section 14.1(e), Seller shall be entitled to retain the Deposit as the CFIUS Termination Fee as Seller’s sole and exclusive remedy for such termination as liquidated damages and not as a penalty, free and clear of any claims thereon by, through or under Buyer or any of its Affiliates.  THE PARTIES ACKNOWLEDGE AND AGREE THAT (x) SELLER’S ACTUAL DAMAGES RESULTING FROM A TERMINATION DESCRIBED IN THE FIRST SENTENCE OF THIS SECTION 14.2(e), MAY BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (y) THE CFIUS TERMINATION FEE IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WOULD BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN THIS SECTION 14.2(e) AND (z) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

(f)If Seller has the right to terminate this Agreement pursuant to Section 14.1(g), then, in such event, Seller shall have the right to (i) terminate this Agreement by written notice to Buyer and retain the Initial Deposit (subject to Seller’s right to pursue the remedy in clause (ii) following which shall be in addition to and not in lieu of the remedy in this clause (i)) and (ii) obtain all remedies available at law or in equity, including specific performance by Buyer and Buyer Parent to compel Buyer and Buyer Parent to deliver to Seller the Additional Deposit, in the case of (i) and (ii) collectively, as liquidated damages and not as a penalty for such termination, free and clear of any claims thereon by, through or under Buyer, Buyer Parent or any of their Affiliates, and thereafter, and without limiting the rights and remedies set forth in (i) and (ii) above, all other rights, remedies and obligations of any Party arising under this Agreement (except for the provisions that survive pursuant to Section 14.2(a), which shall remain in full force and effect) are hereby expressly waived by the Parties. Buyer and Buyer Parent hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to specifically compel Buyer and Buyer Parent to deliver to Seller the Additional Deposit. Seller shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions in connection therewith. THE PARTIES ACKNOWLEDGE AND AGREE THAT (x) SELLER’S ACTUAL DAMAGES RESULTING FROM A TERMINATION UNDER SECTION

14.1(g) MAY BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (y) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WOULD BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN THIS SECTION 14.2(f) AND (z) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

(g)The provisions of Section 5 of Schedule OM are incorporated herein by reference.”

(ooo)	The section reference “Section 15.2(b)” set forth in the first line of Section 15.2(b) of the PSA shall be deleted in its entirety and replaced with “Section 15.2(a)”.
(ppp)	The last sentence of Section 15.2(d)(ii) of the PSA is hereby deleted in its entirety and replaced with the following:

“With respect to the U.S. federal income Tax Return (and related Schedules K-1) and the Texas franchise Tax Return of the Tarrant Salt Walter Disposal Joint Venture for the 2020 Tax period, (A) Seller shall (i) prepare (or cause to be prepared) such Tax Returns in accordance with past practices (unless otherwise required by applicable Law), (ii) with respect to such U.S. federal income Tax Return, to the extent the Closing Date is prior to December 31, 2020, allocate all items of income, gain, loss, deduction and credit allocable to the Water Disposal JV Interest between Seller and Buyer as of the Closing Date based on the “interim closing method” under Section 706 of the Code and the Treasury Regulations thereunder, and (iii) submit such Tax Returns to Buyer for its review and comment reasonably in advance of the due date therefor; (B) Buyer shall timely file (or cause to be timely filed) such Tax Returns (as revised by Seller to incorporate Buyer’s reasonable comments) and will provide copies thereof to Seller; and (C) with respect to such U.S. federal income Tax Return, Seller (or any of its Affiliates) shall be appointed as the “partnership representative” (as defined in Section 6223 of the Code and the applicable Treasury Regulations) on such Tax Return, and Seller or its Affiliate, as applicable, shall use commercially reasonable efforts to make a “push-out” election under Section 6226 of the Code with respect to any imputed underpayment that is asserted with respect to such Tax Return.”

(qqq)	Section 15.3 of the PSA is hereby deleted in its entirety and replaced with the following:

“15.3Assignment.  Subject to the provisions of Section 15.18, this Agreement may not be assigned by (a) Buyer or Buyer Parent without the prior written consent of Seller; provided, however, (i) BKVLP and its applicable Affiliates shall be entitled to consummate the Corporatization Transaction and (ii) BKVLP shall be expressly permitted to assign this Agreement and all of its rights, remedies and obligations hereunder to BKVCorp in connection with, and pursuant to, the Corporatization Transaction, in each case, without the prior written consent of Seller, and provided that the BKVCorp Assumption has been delivered to Seller, or (b) Seller without the prior written consent of Buyer and Buyer Parent, in each case of (a) and (b), and any such assignment without such consent shall be void ab initio. Notwithstanding the foregoing, Buyer shall have the right to designate an Affiliate of Buyer as an assignee for all or part of the Conveyed Interests to be conveyed by Seller at Closing. No assignment of any rights hereunder by a Party or Buyer Parent shall relieve such Party or Buyer Parent of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Conveyed Interests shall not relieve Buyer Parent, Buyer or their successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Conveyed Interests so assigned or transferred.”

(rrr)	Section 15.8 of the PSA is hereby deleted in its entirety and replaced with the following:

“15.8Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall, at its sole expense, (a) record all assignments and deeds, including the Assignments and the Deeds executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Conveyed Interests and to the operator of the applicable Subject Properties of the assignment of the Conveyed Interests to Buyer, (c) actively pursue and obtain the unconditional approval of all applicable Governmental Authorities of the assignment of the Conveyed Interests to Buyer, (d) file and actively pursue approvals from the applicable Governmental Authority of all federal and state change of operator forms set forth in Section 12.3(k), and (e) actively pursue all other consents and approvals that may be required in connection with the assignment of the Conveyed Interests to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing.”

(sss)	Section 15.12 of the PSA is hereby deleted in its entirety and replaced with the following:

“15.12Amendment.  This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by Buyer, Buyer Parent and Seller and expressly identified as an amendment, restatement, supplement or modification.”

(ttt)	Sections 15.13, 15.14, 15.15, 15.17 and 15.19 of the PSA shall apply to Buyer Parent, mutatis mutandis, as such provisions apply to Buyer.
(uuu)	Section 15.20 of the PSA is hereby deleted in its entirety and replaced with the following:

“15.20Liability Matters. Buyer and Seller shall not, and shall cause the Buyer Indemnified Parties and the Seller Indemnified Parties not to, assert or threaten any claim or other method of recovery, in contract, in tort or under statute or other applicable Law, against any Person other than Buyer, Buyer Parent (solely with respect to Sections 3.1(b), 3.2, 8.1, 8.2, 8.3, 8.4, 8.8, 9.17, 13.3 and 14.2(f)) and Seller. Buyer and Seller, as applicable, shall be liable for all attorneys’ fees and court costs arising from its breach of this Section 15.20.”

(vvv)	The following language shall be added as Section 15.24 of the PSA:

“15.24Joint and Several Liability.  The Parties agree that Buyer and Buyer Parent shall be jointly and severally liable, without duplication, for the representations and warranties, covenants, obligations and liabilities of Buyer Parent or Buyer and Buyer Parent, as applicable, set forth in Sections 3.1(b), 3.2, 8.1, 8.2, 8.3, 8.4, 8.8, 9.17, 13.3 and 14.2(f).”

(www)	Appendix I of the PSA is hereby amended to add the following definitions:

(i)“2021 Earnout Payment Date” has the meaning set forth in Section 3.1(b)(i)(A).

(ii)“2021 Henry Hub Price” means the average of the daily Henry Hub “Midpoint” settled prices as reported in Platts Gas Daily for each day in calendar year 2021 reported prior to the applicable Determination Date.

(iii)“2021 WTI Price” means the average of the daily settled WTI prices reported by the CME for each day in calendar year 2021 reported prior to the applicable Determination Date.

(iv)“2022 Earnout Payment Date” has the meaning set forth in Section 3.1(b)(ii)(A).

(v)“2022 Henry Hub Price” means the average of the daily Henry Hub “Midpoint” settled prices as reported in Platts Gas Daily for each day in calendar year 2022 reported prior to the applicable Determination Date.

(vi)“2022 WTI Price” means the average of the daily settled WTI prices reported by the CME for each day in calendar year 2022 reported prior to the applicable Determination Date.

(vii)“2023 Earnout Payment Date” has the meaning set forth in Section 3.1(b)(iii)(A).

(viii)“2023 Henry Hub Price” means the average of the daily Henry Hub “Midpoint” settled prices as reported in Platts Gas Daily for each day in calendar year 2023 reported prior to the applicable Determination Date.

(ix)“2023 WTI Price” means the average of the daily settled WTI prices reported by the CME for each day in calendar year 2023 reported prior to the applicable Determination Date.

(x)“2024 Earnout Payment Date” has the meaning set forth in Section 3.1(b)(iv)(A).

(xi)“2024 Henry Hub Price” means the average of the daily Henry Hub “Midpoint” settled prices as reported in Platts Gas Daily for each day in calendar year 2024 reported prior to the applicable Determination Date.

(xii)“2024 WTI Price” means the average of the daily settled WTI prices reported by the CME for each day in calendar year 2024 reported prior to the applicable Determination Date.

(xiii)“Additional Deposit” has the meaning set forth in Section 3.2(b).

(xiv)“Additional Deposit Deadline” has the meaning set forth in Section 3.2(b).

(xv)“Adjusted Cash Purchase Price” has the meaning set forth in Section 3.3.

(xvi)“Amendment Execution Date” means April 13, 2020.

(xvii)“BKVCorp Assumption” has the meaning set forth in Section 9.17(c).

(xviii)“Buyer Parent” means, (a) prior to the consummation of the Corporatization Transaction, BKV Oil & Gas Capital Partners, L.P., a Delaware limited partnership (“BKVLP”) and (b) from and after the consummation of the Corporatization Transaction, BKV Corporation, a Delaware Corporation (“BKVCorp”).

(xix)“Cash Purchase Price” has the meaning set forth in Section 3.1(a).

(xx)“CME” means the Chicago Mercantile Exchange.

(xxi)“Concord” has the meaning set forth in Section 9.16(c).

(xxii)“Corporatization Transaction” means that certain transaction (or series of related transactions) pursuant to which BKVLP shall assign and transfer (or be deemed to have assigned and transferred), whether through operation of law or otherwise, to BKVCorp all of BKVLP’s assets, interests, rights, claims, liabilities and obligations, including this Agreement and all of BKVLP’s rights, remedies and obligations arising hereunder.

(xxiii)“Determination Date” means, with respect to each Earnout Payment, the second Wednesday of December of the applicable calendar year in which such Earnout Payment may be earned by Seller.  For the avoidance of doubt, the Determination Date (a) for the First Earnout Payment, is December 8, 2021; (b) for the Second Earnout Payment, is December 14, 2022; (c) for the Third Earnout Payment, is December 13, 2023 and (d) for the Fourth Earnout Payment, is December 11, 2024.

(xxiv)“Earnout Amount” means the sum of (a) the First Earnout Payment, (b) the Second Earnout Payment, (c) the Third Earnout Payment and (d) the Fourth Earnout Payment, as applicable.

(xxv)“Earnout Payment” means each of (a) the First Earnout Payment, (b) the Second Earnout Payment, (c) the Third Earnout Payment or (d) the Fourth Earnout Payment, as applicable.

(xxvi)“Earnout Payment Date” means (a) the 2021 Earnout Payment Date, (b) the 2022 Earnout Payment Date, (c) the 2023 Earnout Payment Date or (d) the 2024 Earnout Payment Date, as applicable.

(xxvii) “Enterprise Firm Transportation Agreement” means (a) the Firm Gas Transportation Agreement for Intrastate Service No. 8710FTSA dated August 1, 2009 (as amended), by and between Enterprise Texas Pipeline LLC and DGS and (b) the NGPA Section 311 Service No. 8710FTSE dated August 1, 2009 (as amended), by and between Enterprise Texas Pipeline LLC and DGS.

(xxviii) “Extension Date” has the meaning set forth in clause (c) of Section 1 of Schedule OM.

(xxix)“First Earnout Payment” has the meaning set forth in Section 3.1(b)(i)(C).

(xxx)“Fourth Earnout Payment” has the meaning set forth in Section 3.1(b)(iv)(C).

(xxxi)“Gulf South Firm Transportation Agreement” means the FTS Service Agreement (Gulf South Agreement/Contract No. 51759, Devon Agreement No. 99-300-0647) between DGS and Gulf South Pipeline Company, LP dated January 1, 2020, which superseded and replaced the FT Services Agreement No. 2023 dated August 29, 2018, but effective as of September 1, 2019, between DGS and Gulf Crossing Pipeline Company LLC, less and except the Excluded Transportation.

(xxxii) “Henry Hub Threshold” or “Henry Hub Thresholds” has the meaning set forth in Section 3.1(b)(i)(B).

(xxxiii)“Initial Deposit” has the meaning set forth in Section 3.1(a), with such amount to be transferred from the Escrow Agent to Seller on the Amendment Execution Date.

(xxxiv)“Joint Petition for Temporary Waiver of Capacity Release Regulations and Policies” means the Joint Petition for Temporary Waiver of Capacity Release Regulations and Policies, in a form to be mutually agreed upon by Buyer and Seller, whereby the Parties seek temporary waivers of certain FERC requirements from FERC in order to effectuate a permanent release of the firm capacity under the Gulf South Firm Transportation Agreement from Seller to Buyer on or after Closing.

(xxxv)“Original Purchase Price” means $770,000,000.

(xxxvi)“Original Scheduled Closing Date” means April 15, 2020.

(xxxvii)“Second Earnout Payment” has the meaning set forth in Section 3.1(b)(ii)(C).

(xxxviii)“Southern Company Confirmations” means (a) that certain Gas Sales Confirmation No. 370912 dated as of June 1, 2019, between DGS and Southern Company Services, Inc. and (b) that certain Gas Sales Confirmation No. 370913 dated as of June 1, 2019, between DGS and Southern Company Services, Inc.

(xxxix)“Subsequent Conveyance Date” has the meaning set forth in Section 9.16(b).

(xl)“Third Earnout Payment” has the meaning set forth in Section 3.1(b)(iii)(C).

(xli)“WTI Threshold” or “WTI Thresholds” has the meaning set forth in Section 3.1(b)(i)(A).

(xxx)	Appendix I of the PSA is hereby amended to replace or amend the following definitions set forth therein with the following:

(i)“Closing Payment” means the Cash Purchase Price, as adjusted at Closing less (a) the Deposit and (b) if applicable, the Defect Escrow Amount.

(ii)“Deposit” has the meaning set forth in Section 3.2(b).

(iii)“Designated Midstream Contracts” means:

(a)(i) the Priority Intrastate Gas Transportation Agreement dated as of October 1, 2011 (as amended), by and between Atmos Pipeline – Texas and DGS, (ii) the NGPA 311 Interruptible Gas Transportation Service Agreement dated as of October 1, 2011 (as amended), by and between Atmos Pipeline – Texas and DGS and (iii) the Subscription Agreement for Additional Transportation Capacity dated as of October 1, 2011 (as amended), by and between Atmos Pipeline – Texas and DGS;

(b)(i) the Priority Intrastate Gas Transportation Agreement dated January 1, 2017, by and between Atmos Pipeline – Texas and DGS, (ii) the NGPA 311 Interruptible Gas Transportation Service Agreement dated as of January 1, 2017, by and between Atmos Pipeline – Texas and DGS and (iii) the Subscription Agreement dated as of January 1, 2017, by and between Atmos Pipeline – Texas and DGS;

(c)the Enterprise Firm Transportation Agreement; and

(d)the Gulf South Firm Transportation Agreement.

(iv)“Excluded Assets and Other Matters” shall be amended to delete the reference to “5.5(b)(ii)” in clause (aa) of such definition.

(v)“Excluded Transportation” means 200,000 dth/day of firm capacity under the Gulf South Firm Transportation Agreement, from Sherman (Enterprise, Receipt SLN 22329) to Rock Springs/Scott Mtn Gulf South Lease, Delivery SLN 22340, for the remainder of the term of the agreement.

(vi)“Indemnity Deductible” means an amount equal to one and one-half percent (1.50%) of the Original Purchase Price, or, in the event Seller does not acquire the Other Working Interest Owner Interests prior to the Closing Date in accordance with Section 9.14, an amount equal to one and one-half percent (1.50%) of the Original Purchase Price less the Allocated Other Working Interest Owner Amount.

(vii)“Transition Services Agreement” means the Transition Services Agreement in a form to be mutually agreed upon by the Parties prior to Closing, as necessary to reflect the terms and conditions set forth in Section 9.18.

(yyy)	Appendix I of the PSA is hereby amended to delete the following definition:

(i)“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

(ii)“Medium Consent” means a Consent set forth in a Lease that (a) does not have language that such Consent cannot be unreasonably withheld by the lessor or similar language, (b) expressly requires the “express written consent” of the lessor and (c) is not a Required Consent.

3.CFIUS Filing Election.  The Parties hereby acknowledge and agree that, following the Execution Date, (a) Buyer elected not to make a CFIUS Filing and (b) Seller elected not to request that Buyer make a CFIUS Filing, in each case, in accordance with Section 9.10(b)(i) of the PSA.

4.Environmental Defects and Title Defects.  Buyer hereby acknowledges and agrees that (a) there are no Environmental Defects and there will be no adjustments to the Cash Purchase Price related to Environmental Defects pursuant to Sections 3.3(b)(iv) or 3.3(b)(v) of the PSA and (b) the Title Defects and Title Defect Amounts asserted in the Title Defect Notice delivered by Buyer to Seller on March 1, 2020, do not exceed the Title Defect Deductible and there will be no adjustment to the Cash Purchase Price related to Title Defects pursuant to Sections 3.3(b)(iii) or 3.3(b)(v) of the PSA excluding those contemplated in Sections 5.4(c), 5.5(a)(i) and 5.5(b)(i) of the PSA; provided, however, upon request of Buyer, from and after the Amendment Execution Date until the Closing Date, Seller shall use good faith efforts to (i) provide Buyer curative information related to the Title Defects asserted by Buyer in such Title Defect Notice and (ii) assist Buyer (at Buyer’s sole cost and expense) in curing (or attempting to cure) any such Title Defects (provided that Seller’s good faith efforts shall not include any obligation to expend any monies or undertake any obligations other than those set forth herein).

5.Employment Effective Date. Notwithstanding anything to the contrary set forth in the PSA, as amended by this Amendment, the Parties hereby agree that (a) Buyer provided written notice to Seller on March 16, 2020 of Buyer’s election to cause the Employment Effective Date with respect to certain Offered Employees to be the day after the Closing Date, (b) Buyer shall be entitled to deliver to Seller an updated election notice prior to the Amendment Execution Date setting forth Buyer’s updated elections with respect to Offered Employees and the Employment Effective Date of certain of such Offered Employees and (c) after the Amendment Execution Date, Buyer shall not be entitled to supplement, modify or replace such election pursuant to Section 9.6(b) of the PSA.

6.Scheduled Closing Date. The Parties hereby acknowledge and agree that, (a) on April 8, 2020, the Parties agreed to change the Scheduled Closing Date from April 15, 2020, to April 20, 2020 and (b) as of the Amendment Execution Date, notwithstanding anything to the contrary set forth in the PSA, such change to the Scheduled Closing Date shall be superseded by this Amendment and shall be null and void in all respects.

7.Seller’s Authorized Officer Certificate. Attached hereto as Annex II is an executed authorized officer certificate of Seller, dated as of the Amendment Execution Date, certifying that the conditions set forth therein have been fulfilled as of the Amendment Execution Date and, if applicable, any exceptions to such conditions that have been waived by Buyer.

8.Preferential Purchase Rights. Following the Amendment Execution Date, notwithstanding anything to the contrary set forth in the PSA, Seller shall redeliver notices to the Preferential Purchase Rights holders to reflect the terms and provisions of the PSA, as amended by this Amendment, except for and excluding notices to the Preferential Purchase Rights holders related to the Conveyed Interests set forth on Schedule I-3 to the PSA.

9.Litigation Matters.  Notwithstanding anything to the contrary set forth in the PSA, as amended by this Amendment, Seller hereby agrees to give good faith efforts to promptly provide written notice to Buyer of any matter, fact or circumstance that arises following the Amendment Execution Date until the Closing Date that, if such matter, fact or circumstance was in existence as of the Execution Date, would have been required to be set forth on Schedule 7.6 to the PSA.

10.Other Matters.  The Parties hereby agree to the terms and conditions set forth on Schedule OM to the PSA.

11.Confirmation.  Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Amendment.

12.Conflicts.  This Amendment amends and supplements the terms and conditions of the PSA.  If any provision of this Amendment is construed to conflict with any provision of the PSA (except as otherwise expressly provided in this Amendment), the provisions of this Amendment shall be deemed controlling to the extent of that conflict.

13.Entire Agreement.  This Amendment, the PSA, the Appendices, Exhibits and Schedules to the PSA, the Transaction Documents and the Confidentiality Agreement collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof or thereof except as specifically set forth herein or therein.

14.Choice of Law.  THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

15.Dispute Resolution. The dispute resolution procedures set forth in Section 15.14 of the PSA shall apply to disputes arising under this Amendment, mutatis mutandis.

16.Assignment; Preparation of Amendment.  Sections 15.3 and 15.4 of the PSA, as amended by this Amendment, shall apply to this Amendment, mutatis mutandis.

17.Amendment.  This Amendment may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by both Parties and expressly identified as an amendment, restatement, supplement or modification.

18.Counterparts.  This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic transmission (including scanned documents delivered by email) shall be deemed an original signature hereto, and execution and delivery by such means shall be binding upon all Parties.

[Signature Page Follows.]

IN WITNESS WHEREOF, Seller, Buyer and BKVLP have executed and delivered this Amendment as of the Amendment Execution Date.

Seller:

Devon Energy Production company, l.p.

By:	/s/ Jeffrey L. Ritenour
Name:	Jeffrey L. Ritenour
Title:	Executive Vice President

Signature Page to

First Amendment to Purchase and Sale Agreement

Buyer:

BKV BARNETT, LLC

By:	/s/ Christopher P. Kalnin
Name:	Christopher P. Kalnin
Title:	President, Secretary and Managing Director

Solely with respect to Sections 3.1(b), 3.2, 8.1, 8.2, 8.3, 8.4, 8.8, 9.17, 13.3 and 14.2(f) of the PSA:

BKVLP:

BKV OIL & GAS CAPITAL PARTNERS, L.P.

By:	Kalnin Capital Partners, L.P., its general partner
By:	CRDK Family Investments, LLC, its general partner

By:	/s/ Christopher P. Kalnin
Name:	Christopher P. Kalnin
Title:	Managing Director

Signature Page to

First Amendment to Purchase and Sale Agreement

Annex I

Joint Written Instructions to Escrow Agent

[See attached.]

Annex I

Annex II

Seller’s Authorized Officer Certificate

[See attached.]

Annex II

Exhibit A

Leases

[See attached.]

Exhibit A

Exhibit B

Wells

[See attached.]

Exhibit B

Exhibit G-1

Rights-of-Way

[See attached.]

Exhibit G-1

Exhibit H-2

Vehicles and Trailers

[See attached.]

Exhibit H-2

Exhibit I

Transferred Cores

[See attached.]

Exhibit I

Exhibit L-1

Form of DEPCO Assignment

[See attached.]

Exhibit L-1

Exhibit L-3

Form of DEC Assignment and Bill of Sale

[See attached.]

Exhibit L-3

Exhibit L-4

Form of SWGP Assignment and Bill of Sale

[See attached.]

Exhibit L-4

Exhibit L-5

Form of DGS Assignment and Bill of Sale

[See attached.]

Exhibit L-5

Exhibit M

Form of Mineral Deed

[See attached.]

Exhibit M

Exhibit N-1

Form of DGS Surface Deed

[See attached.]

Exhibit N-1

Exhibit N-2

Form of Surface Deed

[See attached.]

Exhibit N-2

Exhibit O-1

Form of License Agreement

[See attached.]

Exhibit O-1

Exhibit O-2

Proprietary G&G

[See attached.]

Exhibit O-2

Schedule 3.1(b)

Earnout Amount

Attached to and made part of that certain Purchase and Sale Agreement, dated as of December 17, 2019, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of April 13, 2020 (as may be further amended from time to time), by and between Devon Energy Production Company, L.P., as Seller, BKV Barnett, LLC, as Buyer, and BKV Oil & Gas Capital Partners, L.P., solely with respect to Sections 3.1(b), 3.2, 8.1, 8.2, 8.3, 8.4, 8.8, 9.17, 13.3 and 14.2(f) of the Agreement.

	WTI Threshold	WTI Annual Earnout Amount	Henry Hub Threshold	Henry Hub Annual Earnout Amount
2021	$50.00	$10,000,000.00	$2.75	$20,000,000.00
	$55.00	$12,500,000.00	$3.00	$25,000,000.00
	$60.00	$15,000,000.00	$3.25	$35,000,000.00
	$65.00	$20,000,000.00	$3.50	$45,000,000.00

	WTI Threshold	WTI Annual Earnout Amount	Henry Hub Threshold	Henry Hub Annual Earnout Amount
2022	$50.00	$10,000,000.00	$2.75	$20,000,000.00
	$55.00	$12,500,000.00	$3.00	$25,000,000.00
	$60.00	$15,000,000.00	$3.25	$35,000,000.00
	$65.00	$20,000,000.00	$3.50	$45,000,000.00

	WTI Threshold	WTI Annual Earnout Amount	Henry Hub Threshold	Henry Hub Annual Earnout Amount
2023	$50.00	$10,000,000.00	$2.75	$20,000,000.00
	$55.00	$12,500,000.00	$3.00	$25,000,000.00
	$60.00	$15,000,000.00	$3.25	$35,000,000.00
	$65.00	$20,000,000.00	$3.50	$45,000,000.00

	WTI Threshold	WTI Annual Earnout Amount	Henry Hub Threshold	Henry Hub Annual Earnout Amount
2024	$50.00	$10,000,000.00	$2.75	$20,000,000.00
	$55.00	$12,500,000.00	$3.00	$25,000,000.00
	$60.00	$15,000,000.00	$3.25	$35,000,000.00
	$65.00	$20,000,000.00	$3.50	$45,000,000.00

Schedule 3.1(b)

Schedule 7.7

Material Contracts

[See attached.]

Schedule 7.7

Schedule 7.18

Environmental Matters

[See attached.]

Schedule 7.18

Schedule 9.6

Employees

[See attached.]

Schedule 9.6

Schedule 9.13

NAESB Base Contracts

[See attached.]

Schedule 9.13

Schedule ABEC

Approved Buyer Environmental Consultants

[See attached.]

Schedule ABEC

Schedule I-2

Additional Allocated Value Assets

[See attached.]

Schedule i-2

Schedule OM

Other Matters

[See attached.]

Schedule OM